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EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER COMMON SHARE.

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                                                                THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                  SEPTEMBER  30,                    SEPTEMBER 30,
                                                          ------------------------------   -----------------------------
                                                              1998             1999            1998             1999
                                                          -------------    -------------   -----------      ------------
Numerator:
       Income (loss) from continuing operations          $     44,114      $ (1,483,718)    $  (565,210)     $(1,167,068)
       Discontinued operations                                     --                --        (521,464)              --
                                                         -------------     -------------    ------------     ------------
       Net income (loss)                                       44,114        (1,483,718)     (1,086,674)      (1,167,068)
       Preferred stock dividends and accretion                 29,245                --         632,279               --
                                                         -------------     -------------    ------------     ------------
       Numerator for basic and diluted earnings per
           share - income (loss) attributable to
           common shareholders                           $     14,869      $ (1,483,718)    $(1,718,953)     $(1,167,068)
                                                         =============     =============    ===========      ============
Denominator:
       Denominator for basic earnings per share
           weighted average shares                         10,417,378        16,695,444      10,356,393       15,087,877
       Effect of dilutive securities:
           Employee stock options                             618,432                --              --               --
           Warrants                                           142,918                --              --               --
           Convertible preferred stock                      1,726,539                --              --               --
                                                         -------------     -------------    ------------     ------------
       Dilutive potential common shares                     2,487,889                --              --               --
       Denominator for diluted earnings per share
           adjusted weighted average shares and
           assumed conversions                             12,905,267        16,695,444      10,356,393       15,087,877
                                                         =============     =============    ============     ============
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